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                                                                   Exhibit 23.27


                                     [LETTERHEAD]



                               CONSENT OF ZINNER & CO.





We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Apartment Investment and Management Company ("AIMCO") for the registration of shares of its Class A Common Stock and to the incorporation by reference therein of our reports dated January 16, 1996 and January 13, 1997 with respect to the audits of Vistula Heritage Village for the years ended December 31, 1995, and 1996, included in AIMCO's Current Report on Form 8-K/A (as amended to date), dated June 3, 1997, and filed with the Securities and Exchange Commission.




/s/ Zinner & Co.
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    Zinner & Co.


Pepper Pike, Ohio
September 22, 1997